UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
(Rule 13d-101)
Amendment No. 4

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Stride Rite Corporation
(Name of Issuer)

Common Stock, par value $0.25 per share
(Title of Class of Securities)

863314100
(CUSIP Number)

Mr. James A. Mitarotonda
c/o Barington Companies Equity Partners, L.P.
888 Seventh Avenue, 17th Floor
New York, NY 10019
(212) 974-5700
(Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

June 13, 2006
(Date of Event which Requires Filing
of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: ☐.

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.    13-4088890
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                 (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                686,854
SHARES        ____________________________________________________________
BENEFICIALLY                  8) SHARED VOTING POWER
OWNED BY     none
EACH   ____________________________________________________________
REPORTING               9) SOLE DISPOSITIVE POWER
PERSON     686,854
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
    none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
686,854
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.87%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
 ______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Investments, L.P.      20-2871525
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                410,269
SHARES        ____________________________________________________________
BENEFICIALLY           8) SHARED VOTING POWER
OWNED BY     none
EACH   ____________________________________________________________
REPORTING                9) SOLE DISPOSITIVE POWER
PERSON     410,269
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
    none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
410,269
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.12%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Advisors, LLC     20-0327470
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                410,269
SHARES        ____________________________________________________________
BENEFICIALLY             8) SHARED VOTING POWER
OWNED BY                686,854
EACH   ____________________________________________________________
REPORTING              9) SOLE DISPOSITIVE POWER
PERSON     410,269
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
   686,854
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,097,123
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.99%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IA, OO
 ______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Investors, LLC    13-4126527
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                 none
SHARES        ____________________________________________________________
BENEFICIALLY             8) SHARED VOTING POWER
OWNED BY                686,854
EACH   ____________________________________________________________
REPORTING             9) SOLE DISPOSITIVE POWER
PERSON     none
WITH   ____________________________________________________________
             10) SHARED DISPOSITIVE POWER
                686,854
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
686,854
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.87%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands
_____________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                 730,715
SHARES        ____________________________________________________________
BENEFICIALLY       8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING            9) SOLE DISPOSITIVE POWER
PERSON                730,715
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
730,715
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.99%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Offshore Advisors, LLC      20-4797640
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
7) SOLE VOTING POWER
NUMBER OF                     730,715
SHARES        ____________________________________________________________
BENEFICIALLY           8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING               9) SOLE DISPOSITIVE POWER
PERSON                   730,715
WITH   ____________________________________________________________
10) SHARED DISPOSITIVE POWER
       none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
730,715
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.99%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IA, OO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Capital Group, L.P.     13-3635132
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
New York
______________________________________________________________________________
              7) SOLE VOTING POWER
NUMBER OF                  1,827,838
SHARES        ____________________________________________________________
BENEFICIALLY           8) SHARED VOTING POWER
OWNED BY                   none
EACH   ____________________________________________________________
REPORTING            9) SOLE DISPOSITIVE POWER
PERSON                1,827,838
WITH   ____________________________________________________________
             10) SHARED DISPOSITIVE POWER
               none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,838
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.98%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
PN
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
LNA Capital Corp.       13-3635168
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
              7) SOLE VOTING POWER
NUMBER OF               1,827,838
SHARES        ____________________________________________________________
BENEFICIALLY                 8) SHARED VOTING POWER
OWNED BY                none
EACH   ____________________________________________________________
REPORTING            9) SOLE DISPOSITIVE POWER
PERSON                1,827,838
WITH   ____________________________________________________________
             10) SHARED DISPOSITIVE POWER
                none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,838
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.98%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)   ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                1,827,838
SHARES        ____________________________________________________________
BENEFICIALLY         8) SHARED VOTING POWER
OWNED BY             none
EACH   ____________________________________________________________
REPORTING         9) SOLE DISPOSITIVE POWER
PERSON             1,827,838
WITH   ____________________________________________________________
           10) SHARED DISPOSITIVE POWER
                  none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,838
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.98%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                             (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                 1,197,823
SHARES        ____________________________________________________________
BENEFICIALLY       8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING            9) SOLE DISPOSITIVE POWER
PERSON                1,197,823
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
                   none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,197,823
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.26%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
CO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Parche, LLC        20-0870632
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☒
                               (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                230,637
SHARES        ____________________________________________________________
BENEFICIALLY         8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON              230,637
WITH   ____________________________________________________________
           10) SHARED DISPOSITIVE POWER
              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
230,637
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.63%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Admiral Advisors, LLC      37-1484525
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) ☒
                                 (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF            1,428,460
SHARES        ____________________________________________________________
BENEFICIALLY         8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON               1,428,460
WITH   ____________________________________________________________
           10) SHARED DISPOSITIVE POWER
              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Capital Group, L.L.C.     13-3937658
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                 (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF             1,428,460
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING             9) SOLE DISPOSITIVE POWER
PERSON                 1,428,460
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
               none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IA, OO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C4S & Co., L.L.C.      13-3946794
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________
             7) SOLE VOTING POWER
NUMBER OF                  1,428,460
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            none
EACH   ____________________________________________________________
REPORTING             9) SOLE DISPOSITIVE POWER
PERSON                  1,428,460
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
                   none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
OO
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
___________________________________________________________________________
                  7) SOLE VOTING POWER
NUMBER OF                   none
SHARES        ____________________________________________________________
BENEFICIALLY        8) SHARED VOTING POWER
OWNED BY            1,428,460
EACH   ____________________________________________________________
REPORTING             9) SOLE DISPOSITIVE POWER
PERSON                 none
WITH   ____________________________________________________________
            10) SHARED DISPOSITIVE POWER
               1,428,460
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
__________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
__________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
__________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF             none
SHARES        ____________________________________________________________
BENEFICIALLY         8) SHARED VOTING POWER
OWNED BY             1,428,460
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON              none
WITH   ____________________________________________________________
           10) SHARED DISPOSITIVE POWER
              1,428,460
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) ☒
                                         (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF                none
SHARES        ____________________________________________________________
BENEFICIALLY         8) SHARED VOTING POWER
OWNED BY                 1,428,460
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON              none
WITH   ____________________________________________________________
           10) SHARED DISPOSITIVE POWER
              1,428,460
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
______________________________________________________________________________

SCHEDULE 13D
CUSIP No. 863314100

1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ☒
                                  (b) ☐
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS  OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)  ☐
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
______________________________________________________________________________
            7) SOLE VOTING POWER
NUMBER OF            none
SHARES        ____________________________________________________________
BENEFICIALLY         8) SHARED VOTING POWER
OWNED BY             1,428,460
EACH   ____________________________________________________________
REPORTING          9) SOLE DISPOSITIVE POWER
PERSON               none
WITH   ____________________________________________________________
           10) SHARED DISPOSITIVE POWER
              1,428,460
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,428,460
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  ☐
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.89%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
IN
______________________________________________________________________________

This Amendment No. 4 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2006, as amended by that Amendment No. 1 filed with the SEC on March 2, 2006, that Amendment No. 2 filed with the SEC on May 31, 2006 and that Amendment No. 3 filed with the SEC on June 7, 2006 (together, the “Statement”) by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $0.25 per share (the "Common Stock"), of The Stride Rite Corporation, a Massachusetts corporation (the "Company"). The principal executive offices of the Company are located at 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420.

Item 2.  Identity and Background.

The second paragraph of Item 2(a) - (c) of the Statement is hereby amended and restated as follows:

As of June 14, 2006, the Reporting Entities are the beneficial owners of, in the aggregate, 3,256,298 shares of Common Stock, representing approximately 8.87% of the shares of Common Stock presently outstanding.

Item 3.  Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

Since the filing of the Statement, the Reporting Entities purchased an aggregate of 417,200 shares of Common Stock. The amount of funds expended for such purchases was approximately $4,297,906.69 by Starboard Value and Opportunity Master Fund, Ltd. and $818,648.90 by Parche, LLC.

All purchases of Common Stock by the Reporting Entities since the filing of the Statement were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5.  Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

(a) As of June 14, 2006, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 686,854 shares of Common Stock, representing approximately 1.87% of the shares of Common Stock presently outstanding based upon the 36,721,456 shares of Common Stock reported by the Company to be issued and outstanding as of April 7, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on April 12, 2006 (the “Issued and Outstanding Shares”).

As of June 14, 2006, Barington Investments, L.P. beneficially owns 410,269 shares of Common Stock, constituting approximately 1.12% of the Issued and Outstanding Shares. As of June 14, 2006, Barington Companies Offshore Fund, Ltd. beneficially owns 730,715 shares of Common Stock, constituting approximately 1.99% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 1,097,123 shares, constituting approximately 2.99% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.87% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 1.99% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,827,838 shares, constituting approximately 4.98% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,827,838 shares of Common Stock, constituting approximately 4.98% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,827,838 shares of Common Stock, constituting approximately 4.98% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of June 14, 2006, each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 1,197,823 and 230,637 shares of Common Stock, respectively, constituting approximately 3.26% and 0.63%, respectively, of the Issued and Outstanding Shares. As the investment manager of Starboard Value and Opportunity Master Fund Ltd., and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 1,197,823 shares and the 230,637 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,428,460 shares, constituting approximately 3.89% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 1,197,823 shares and the 230,637 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,428,460 shares, constituting approximately 3.89% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 1,197,823 shares and the 230,637 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,428,460 shares, constituting approximately 3.89% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 1,197,823 shares and the 230,637 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,428,460 shares, constituting approximately 3.89% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 1,197,823 shares and the 230,637 shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: June 15, 2006

                                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By: Barington Companies Investors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON INVESTMENTS, L.P.
By: Barington Companies Advisors, LLC, its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON COMPANIES ADVISORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: President

BARINGTON OFFSHORE ADVISORS, LLC

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By: LNA Capital Corp., its general partner

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President and CEO

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title:   President and CEO

/s/ James A. Mitarotonda
James A. Mitarotonda

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD. PARCHE, LLC By: Admiral Advisors, LLC, its managing member	ADMIRAL ADVISORS, LLC By: Ramius Capital Group, L.L.C., its sole member RAMIUS CAPITAL GROUP, L.L.C. By: C4S & Co., L.L.C., as managing member C4S & CO., L.L.C.
By:/s/ Jeffrey M. Solomon Name: Jeffrey M. Solomon Title: Authorized Signatory
JEFFREY M. SOLOMON /s/ Jeffrey M. Solomon Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

SCHEDULE

This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Starboard Value and Opportunity Master Fund Ltd.

Date	Number of Shares	Price Per Share	Cost (*)

6/6/2006	80,556	$12.3190	$992,369.36
6/7/2006	13,944	$12.3881	$172,739.67
6/9/2006	42,000	$12.3439	$518,443.80
6/8/2006	51,072	$12.2381	$625,024.24
6/12/2006	71,568	$12.2545	$877,030.06
6/13/2006	52,416	$12.2140	$640,209.02
6/14/2006	38,892	$12.1385	$472,090.54

Shares purchased by Parche, LLC
Date	Number of Shares	Price Per Share	Cost (*)

6/6/2006	15,344	$12.3190	$189,022.74
6/7/2006	2,656	$12.3881	$32,902.79
6/9/2006	8,000	$12.3439	$98,751.20
6/8/2006	9,728	$12.2381	$119,052.24
6/12/2006	13,632	$12.2545	$167,053.34
6/13/2006	9,984	$12.2140	$121,944.58
6/14/2006	7,408	$12.1385	$89,922.01

----------------------------
(*) Excludes commissions and other execution-related costs.